Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2017 (the “Effective Date”), by and between Connecture, Inc., a Delaware corporation (the “Company”), and Vincent Estrada, an individual (the “Executive”). Together the Company and the Executive are referred to herein as the “Parties.”

 1.EMPLOYMENT TERMS AND DUTIES

1.1 Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties. Executive shall serve as Chief Financial Officer and Corporate Secretary and shall report directly to the Company’s Chief Executive Officer. Executive shall have the authority, and perform faithfully and diligently the duties customarily associated with his title and office together with such additional duties as may from time to time be assigned by the Board. Subject to the provisions of Section 1.8 below, during the term of Executive’s employment hereunder, Executive shall devote his full working time and his best efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed.

1.3 Term. Subject to the provisions of Section 1.5 below, the term of employment of Executive under this Agreement shall commence on the Effective Date and shall continue until terminated by either party (the “Employment Term”). Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 4.3 below.

1.4 Compensation and Benefits.

1.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Employment Covenants Agreement, during the Employment Term, the Company shall pay Executive an annualized salary of $300,000 (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices.

1.4.2 Bonus Plan. Executive may be entitled to participate in the Company’s employee bonus plans as may be authorized by the Company’s Board of Directors (“Board”) from time to time (any bonus paid pursuant to such plans, the “Bonus”).  For fiscal year 2017 and subsequent fiscal years, Executive’s annual aggregate target Bonus shall be equal to at least 50% of Executive’s then current Base Salary based on the targets and goals established by the compensation committee of the Board (the “Compensation Committee”) or the Board on an annual basis.  The Bonus shall be less statutory and other authorized deductions and withholdings and payable at the time when other management bonuses are paid, but generally no later than April15th of the year following the year in which the Bonus is earned.  Executive shall not be entitled to a Bonus for fiscal 2016. Except as otherwise provided herein, Executive must be an employee at the time that a Bonus is paid to be eligible to receive a Bonus.

1.4.3 Benefits Package; Business Expenses; Accommodations. As an employee of the Company, Executive will be eligible to enroll in the Company’s benefit programs as they are established from time to time. Upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, the Company shall reimburse Executive for out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

1.4.4 Equity. Subject to the approval of the Compensation Committee or the Board, upon commencement of Executive’s employment, Executive will be granted stock options to purchase 125,000 shares of the Company’s Common Stock (the “Options”) and restricted stock units representing 125,000 shares of the Company’s Common Stock (the “RSUs”). The Options shall be nonqualified stock options and shall have an exercise price equal to the closing market price of a share of the Company’s Common Stock on the Nasdaq Global Market on the grant date, or the last business day prior to the grant date if such grant date is not a trading day on the Nasdaq Global Market.  The Options shall vest: over a three (3) year period as follows: (a) the first one-third (1/3) of such shares shall vest on the one (1) year anniversary of the Effective Date, and (b) the second one-third (1/3) of such shares shall vest on the two (2) year anniversary of the Effective Date; and (c) the residual shall vest on the three (3) year anniversary of the Effective Date.   The RSUs shall vest over a three (3) year period as follows: (a) the first one-third (1/3) of such shares shall vest on the one (1) year anniversary of the Effective Date, and (b) the second one-third (1/3) of such shares shall vest on the two (2) year anniversary of the Effective Date, and (c) the residual of such shares shall vest on the three (3) year anniversary of the Effective Date.  The Options and RSUs are expected to constitute the sole equity incentive granted to Executive during his first three years of employment.  The grant of the Options and the RSUs will each be made in accordance with the Company’s 2014 Equity Incentive Plan (the “Plan”) and standard related documents.  Vesting of the Options and the RSUs will be subject in each case to Executive’s continuous employment with the Company on such dates, except as otherwise set forth herein.  Upon a Change in Control (as defined in the Plan), all unvested shares subject to any outstanding equity grants issued to Executive for which the vesting is time based shall accelerate and vest in full.

1.5 Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.5.1 Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than one hundred eighty (180) days, due to a mental or physical illness or incapacity, unless otherwise required by law (“Disability”) (termination pursuant to this Section 1.5.1 being referred to herein as termination for “Death or Disability”); or

1.5.2 Voluntary Termination. Thirty (30) days following Executive’s written notice to the Company of termination of employment without Good Reason (as defined in Section 1.5.5); provided, however, that the Company may waive all or a portion of the thirty (30) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.5.2 being referred to herein as “Voluntary” termination); or

1.5.3 Termination for Cause. Immediately following notice of termination for Cause given by the Company.  For purposes of this Agreement, “Cause” shall mean (i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) Executive’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct), which failure, to the extent such failure can be cured, is not cured within a reasonable period of time after written notice to Executive; (iii) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Executive’s improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act by Executive which has a material detrimental effect on the Company’s reputation or business; (v) Executive’s repeated failure to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure; (vi) any material breach by Executive of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between Executive and the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform his duties with the Company.

1.5.4 Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, fifteen (15) days following notice of termination without Cause given by the Company (termination pursuant to this Section 1.5.4 being referred to herein as termination “Without Cause”).

1.5.5 Resignation for Good Reason. Immediately upon Executive’s resignation for Good Reason as defined and in accordance with the procedures set forth in this Section 1.5.5.  For purposes of this Agreement, “Good Reason” shall occur if (i) the Company, without Executive’s written consent, (a) materially reduces Executive’s then current authority, duties or responsibilities or adversely changes Executive’s job title, (b) materially reduces Executive’s then current base salary, unless substantially all other executive management employees’ base salary is similarly or proportionately reduced, provided that if all other executive management employees’ base salary is similarly or proportionately reduced, a reduction of Executive’s base salary by more than 20% shall be deemed Good Reason, (c) materially changes the geographic location at which Executive must perform services for the Company, (d) materially breaches this Agreement or any other agreement between Executive and the Company and (e) fails to make the Option and  RSU grants provided for herein; and (ii)(1) Executive provides written notice to the Company of any such action within sixty (60) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”); (2) the Company fails to remedy such action within the Cure Period, and (3) Executive resigns within ten (10) days of the expiration of the Cure Period.

1.5.6 Other Remedies. Termination pursuant to this Section 1.5 shall be in addition to and without prejudice to any other right or remedy to which the Parties may be entitled at law, in equity, or under this Agreement.

1.6 Severance and Termination.

1.6.1 Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.5.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.5.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.5.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.6.2 Termination Without Cause or Resignation for Good Reason. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above or a resignation for Good Reason in accordance with Section 1.5.5 above, the Company shall pay Executive the following severance package (“Severance Package”): (i) an amount equivalent to twelve (12) months of Executive’s then Base Salary, subject to the tax withholding specified in Section 1.4.1 above, payable as set forth herein (the “Severance Payment”); (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Executive’s Termination Date, and provided that Executive timely elects COBRA continuation coverage, the Company shall pay the full cost of  Executive’s COBRA continuation coverage for Executive (and for Executive’s spouse and dependents to the extent participating in such plans immediately prior to the Termination Date) pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, for a period of up to twelve (12) months from the Termination Date, or when Executive becomes eligible for comparable coverage through a subsequent employer, provided that Executive agrees to notify the Company as soon as he accepts subsequent employment (the “COBRA Continuation”); and (iii) Base Salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 hereof incurred by Executive as of the Termination Date subject to the tax withholding specified in Section 1.4.2 above (collectively, the “Accrued Benefits”).  The Company’s obligation to provide Executive with the Severance Payment and COBRA Continuation, is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before thirty (30) days following Executive’s Termination Date (“Severance Condition”). Payment of the Severance Payment and COBRA Continuation, if any, will commence on the first payday following the thirtieth (30th) day after Executive’s Termination Date and continue over a twelve-month period in equal installments, with payments made on the Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Employment Covenants Agreement (as defined below). The Company’s obligation to pay and Executive’s right to receive the Severance Package set forth herein (other than Accrued Benefits) shall cease in the event of Executive’s material breach of any of his obligations under this Agreement or the Employment Covenants Agreement after the Termination Date.  Payment of the Accrued Benefits shall be made in full on the first payroll date after Executive’s Termination Date in any event.

1.6.3 Continuation of Equity Rights Upon Termination. Notwithstanding any termination of this Agreement, nothing herein shall diminish Executive’s rights and benefits with respect to previously granted equity or equity-related rights in accordance with the terms of the Plan and any related grant agreements.

1.7 Application of Section 409A.

1.7.1 All references in this Agreement, however phrased, to the termination of Executive shall mean, and be deemed to occur where there has been, a “separation from service” within the meaning of the Section 409A Regulations under the Internal Revenue Code with respect to payment of amounts that are deemed deferred compensation subject to the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service, and all such amounts that would, but for this sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

1.7.2 The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

1.7.3 Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made the earliest of (i) the date called for under the Company’s applicable policies, (ii) the time provided by this Agreement, and (iii) the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

1.7.4 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

1.8 No Conflict of Interest. In addition to the restrictions set forth in the Employment Covenants Agreement, during Executive’s employment with the Company, Executive shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, executive, consultant, greater than 10% stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the Board in its sole discretion.  If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with the Company, which resignation shall not constitute Good Reason.  In addition, Executive agrees not to refer any client or potential client of the Company to competitors of the Company, without obtaining the Company’s prior written consent, during Executive’s employment.  Notwithstanding the foregoing, Executive may: (i) engage in community, charitable, and educational activities; (ii) manage his personal investments (except to the extent that such investments would create a conflict of interest with the Company); and (iii) with the prior consent of the Board, serve on the board of directors of one (1) additional company, provided that such activities do not conflict or interfere with the performance of Executive’s obligations under this Agreement or conflict with the interests of the Company  In the event of Executive’s actual or threatened breach of this Section 1.8 or the Employment Covenants Agreement, the Company, in addition to all other rights, shall be entitled to an injunction restraining Executive from breaching this Agreement or the Employment Covenants Agreement.  Furthermore, the period of time during which Executive is subject to these restrictions shall be extended for that amount of time he is in breach of this Section 1.8 or the Employment Covenants Agreement.

 2.EMPLOYMENT COVENANTS AGREEMENT

As of the Effective Date, Executive shall become a party to the Employment Covenants Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the “Employment Covenants Agreement”). The Employment Covenants Agreement survives the execution and termination of this Agreement and/or the termination of Executive’s employment with the Company.

 3.REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

 4.MISCELLANEOUS

4.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to Executive, to the last known home address that Executive has on file with the Company.

If to the Company, to:

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Attn: Chief Executive Officer

With a copy to:  General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

4.2 Entire Agreement. This Agreement, and the attached exhibits, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect thereto.

4.3 Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.6.2, 1.7, 2, and 4, shall survive the expiration or termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

4.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.5 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person; provided, however, that in the event of Executive’s death or incapacity, all rights and benefits to which Executive would otherwise be entitled shall be paid or provided to his heirs and/or executor or representative as applicable and in accordance with law.

4.7 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

4.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.9 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.11 Arbitration. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement, or the termination of Executive’s employment with the Company for any reason, Executive and the Company agree that all disputes shall be fully resolved by confidential, binding arbitration conducted by a single neutral arbitrator in Brookfield, Wisconsin through the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Human Resources Department. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. To the fullest extent permitted by applicable law, by signing this Agreement, Executive and the Company both waive the right to have any disputes or claims tried before a judge or jury (other than a claim for injunctive relief); provided, however, that the Company shall have the right to seek injunctive relief from the courts if Executive breaches the Employment Covenants Agreement or Section 1.8 of this Agreement. The mutual promise by the Company and Executive to arbitrate any and all disputes between them (other than the Company’s right to seek injunctive relief), rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

4.12 Indemnification. Executive will be covered under the Company’s insurance policies (including reasonable and customary directors and officers (“D&O”) insurance) and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, certificate of incorporation and standard form of indemnification agreement for officers and directors (which the Parties shall sign on the Effective Date), with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers and directors but on terms no less favorable than provided to any other Company senior executive officer or director.  Notwithstanding anything to the contrary herein or in the indemnification agreement between the Parties, if the company has D&O or other insurance that covers the Executive for a matter and any such insurance has a panel counsel requirement for such matter, then Executive will use such panel counsel or other counsel approved by the insurer, unless there is an actual or potential conflict of interest posed by representation by such counsel, or unless and to the extent the Company waives such requirement in writing and which, if requested by Executive, shall not be unreasonably withheld by the Company.

4.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

CONNECTURE, INC.

By:	/s/ Jeffery Surges
Name:	Jeffery Surges
Title:	Chief Executive Officer and President

“EXECUTIVE”

VINCENT ESTRADA

/s/ Vincent Estrada

EXHIBIT A

EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”) is made this 1st day of January, 2017 (the “Effective Date”), between Connecture, Inc. (the “Company”) and Vincent Estrada (“You” or “Your”) (collectively, the “Parties”).1

For and in consideration of the Company’s agreement to employ or continue to employ You, You agree to the following terms:

1.	Acknowledgments. You acknowledge and agree that:
(a)	Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning Employees and Customers of the Company;
(b)

the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company which may not be used for any purpose other than the Company’s Business;

(c)	the names of Customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of the Company;
(d)	Customer lists and Customer information which have been compiled by the Company represents a material investment of the Company’s time and money;
(e)	the Company will invest its time and money in the development of Your skills in the Business; and
(f)

the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 – 6 below, are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

2.	Trade Secrets and Confidential Information.
(a)	You represent and warrant that:
(i)	You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and
(ii)	You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.
(b)	You will not:
(i)	use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;
(ii)

during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)

upon the termination of Your employment for any reason, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)	The obligations under this Agreement shall:

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Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” Section of Attachment A.  Attachment A is incorporated by reference and is included in the definition of “Agreement.”

(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.

(d)

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(e)

Nothing in this Agreement shall be construed to prohibit You from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Non-Disclosure of Customer Information.  During the Restricted Period, You will not divulge or make accessible to any person or entity (i) the names of Customers, or (ii) any information contained in Customer’s accounts.

4.Non-Solicitation of Customers.  During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business.  The restrictions set forth in this Section 4 apply only to Customers with whom You had Contact.  Nothing in this Section 4 shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to serve the relationship; or (ii) which product line or service line the Company no longer offers.

5.Non-Recruit of Employees.  During the Restricted Period, You will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.

6.Work Product.  Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing.  All Work Product shall constitute work made for hire.  If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You hereby assign all presently-existing Work Product to the Company, and do hereby further assign, and automatically assign, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product.  At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

7.License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to:  (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same.  You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

8.Release.  During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.  You represent that You have obtained, for

8996829.2

the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

9.Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.

10.Injunctive Relief. If You breach any portion of this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;
(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and
(c)

if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

11.Independent Enforcement.  The covenants set forth in Sections 2 – 6 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 2 – 6 of this Agreement.  The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 2 – 6 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

12.At-will Employment.  This Agreement does not create a contract of employment or a contract for benefits.  Your employment relationship with the Company is at-will.  This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice.

13.Attorneys’ Fees.  In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be awarded all its attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

14.Waiver.  The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision.  The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

15.Severability; Survival.  The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.  This Agreement and the obligations and restrictions set forth herein shall survive the termination of Your employment with the Company.

16.Governing Law.  The laws of the State of Wisconsin shall govern this Agreement.  If Wisconsin’s conflict of law rules would apply another state’s laws, the Parties agree that Wisconsin law shall still govern.

17.No Strict Construction.  If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

18.Entire Agreement.  This Agreement, including Attachment A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement.  This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

19.Amendments.  This Agreement may not be amended or modified except in writing signed by both Parties.

20.Successors and Assigns.  This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You.  You shall not have the right to assign Your rights or obligations under this Agreement.  The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

21.Consent to Jurisdiction and Venue.  You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Wisconsin.  You consent to the personal jurisdiction of the state and/or federal courts located in Wisconsin.  You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

22.Return of Company Property/Materials.  Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company.  You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in

Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored on a laptop computer, without the Company’s prior written consent.  The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

23.Execution.  This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles.  Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

24.Affirmation.  You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Connecture, Inc.		/s/ Vincent Estrada
Employee Signature
By:	/s/ Jeffery Surges
Name:	Jeffery Surges	Vincent Estrada
Title:	Chief Executive Officer and President	Print Name of Employee

Employee’s Address:

8996829.2 -3-1276192

ATTACHMENT A

DEFINITIONS

A.

“Business” shall mean the business of: (i) developing, marketing, selling, and implementing computer software which enables insurers, third party administrators, and other insurance industry enterprises to automate insurance processes and exchange information through internet-based applications (the “Software”); and (ii) providing (a) maintenance, (b) hosting, and (c) customer and support services, related to the Software.

B.

“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the Business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential (the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers.  Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any Third Party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, Employees, clients, licensors, suppliers, Customers, or any Third Party, including, but not limited to, Customer lists compiled by the Company, and Customer information compiled by the Company, and (vi) information concerning the Company’s or the Third Parties’ financial structure and methods and procedures of operation.  Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.

“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (ii) occurs during the last eighteen (18) months of Your employment with the Company (or during Your employment if employed less than eighteen (18) months).

D.	“Customer” means any person or entity to whom the Company has (i) sold its products or services, or (ii) solicited to sell its products or services.
E.

“Employee” means any person (i) who is employed by the Company at the time Your employment with the Company ends, and (ii) whom you had interaction with during your employment with the Company relating, directly or indirectly, to the performance of Your duties or the person’s duties for the Company.

F.

“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.	“Restricted Period” means the time period during Your employment with the Company, and for twelve (12) months after Your employment with the Company ends.
H.

“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and Customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual Customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

I.

“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.